EXHIBIT 99.1

Marlin Business Services Corp. Reports First Quarter 2009 Results

 * Strong capital position, equity to assets leverage ratio of 19.1%

 * Total risk-based capital of 22.86%

 * Pricing on new originations improved 111 basis points
   year-over-year

 * Completed modification of warehouse facilities

 * Converted to a Bank Holding Company

MOUNT LAUREL, N.J., May 7, 2009 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (Nasdaq:MRLN) today reported a first quarter 2009 GAAP net loss of $879,000 or $0.08 per diluted share and net loss on an adjusted basis of $88,000 or $0.01 per share. Included in net income is an after-tax severance charge of $300,000 related to a previously announced workforce reduction. Excluding this charge, net loss for the first quarter ended March 31, 2009 is $579,000 and net income on an adjusted basis is $212,000.

"This past quarter was extremely difficult for the economy and the capital markets and I am quite pleased with the steps we have taken to manage through this challenging period and position ourselves for the future," said Daniel P. Dyer, Marlin's CEO. "These results demonstrate clearly the resiliency and strength of our business model during even the most difficult of times. Our capital position remains very strong and is a significant source of financial strength to Marlin Business Bank and our lenders. On the funding side we continue our efforts working with the FDIC toward a final decision on our order modification request to grow Marlin Business Bank," said Dyer.

For the first quarter of 2009, the average net investment in leases was $634.3 million, compared to $667.2 million for the fourth quarter of 2008 and $730.0 million for the first quarter of 2008.

Reflecting management's deliberate actions to maintain conservative underwriting standards, first quarter 2009 lease production was $36.3 million, based on initial equipment cost, compared to $58.1 million for the fourth quarter of 2008 and $70.6 million for the first quarter of 2008. Approval rates on lease originations were 41% for the first quarter of 2009, versus 47% for the fourth quarter of 2008 and 50% for the first quarter a year ago. Direct sales volume decreased 37% year-over-year, while indirect sales volume decreased by 87%. The lower lease production and approval rates in the first quarter reflect our decision to adopt more restrictive credit standards during a weakened economic environment in order to closely manage growth.

The average implicit yield on new lease production continues to improve and was 14.40% in the quarter, up 64 basis points from the fourth quarter of 2008 and up 111 basis points from the first quarter of 2008.

The net interest and fee margin for the quarter ended March 31, 2009 was 10.08%, up 6 basis points from the fourth quarter of 2008 and up 45 basis points from 9.63% for the quarter ended March 31, 2008.

Fee income at 3.12% for the quarter ended March 31, 2009 was flat from fourth quarter 2008 and up 31 basis points from 2.81% as of the quarter ended March 31, 2008. Certain fee income categories have been reclassed to "Other Income" to conform to the Securities and Exchange Commission's Regulation S-X, Article 9, applicable to bank holding companies. The impact of this reclassification on fee income was a reduction of 20 basis points for the quarter ended March 31, 2009, 19 basis points for the fourth quarter 2008 and 19 basis points for the first quarter of 2008.

Interest expense as a percentage of average total finance receivables was 4.86% in the first quarter of 2009 versus 4.99% in the fourth quarter of 2008. The decrease was primarily due a shift in mix from long-term borrowings to less expensive short-term borrowings and deposits.

Leases over 30 days delinquent were 4.87% as of March 31, 2009, an increase compared to 3.72% at December 31, 2008. On a dollar basis, leases in the 30+ delinquency category totaled $33.9 million at March 31, 2009, up from $28.1 million at December 31, 2008 and $25.8 million at March 31, 2008. Leases over 60 days delinquent were 2.34% as of March 31, 2009, an increase from 1.53% as of December 31, 2008 and 1.09% at March 31, 2008. On a dollar basis, leases over 60 days delinquent totaled $16.3 million at March 31, 2009, an increase compared to $11.6 million at December 31, 2008 and $9.2 million at March 31, 2008.

Net lease charge-offs in the first quarter were $8.0 million, or 5.03% of average net investment in leases on an annualized basis, compared to $7.9 million or 4.71% of average net investment in leases on an annualized basis during fourth quarter 2008.

The provision for credit losses was $8.7 million for the quarter ended March 31, 2009, down from $9.4 million for the fourth quarter of 2008. The provision reflects management's estimate of future charge-offs inherent in the portfolio. The allowance as a percentage of total finance receivables increased to 2.47% at March 31, 2009 versus 2.30% at December 31, 2008 and 1.63% at March 31, 2008.

A $1.3 million loss was incurred on derivatives for the quarter due to losses caused by the precipitous decline in interest rates and the mark-to-market decrease in the value of forward "pay fixed" swaps. $188,000 of the total loss recognized in the quarter was unrealized.

Salaries and benefits were $5.9 million for the first quarter ended March 31, 2009, up from $5.1 million for the fourth quarter of 2008. The increase is primarily due to seasonal withholding taxes and $500,000 of severance costs related to a previously announced reduction in work force occurring in the first quarter of 2009. The total annualized pretax savings that are expected to result from the reductions are estimated to be approximately $2.3 million.

The current limitation on asset growth at Marlin Business Bank has led to lower lease originations and an overall decline in our portfolio size, which has required us to further proactively lower expenses in the second quarter of 2009, including reducing our workforce and closing our satellite office in Denver. A total of approximately 53 employees company-wide were affected as a result of this recent staff reduction. We expect to incur pretax severance costs in the quarter ended June 30, 2009 of approximately $700,000 related to this staff reduction. The total annualized pretax salary cost savings that are expected to result from this reduction are estimated to be approximately $2.8 million. Although we believe that these estimates are appropriate and reasonable based on available information, actual results could differ from these estimates.

General and administrative expenses were $3.4 million for the first quarter ended March 31, 2009, compared to $3.6 million for the fourth quarter 2008. The decrease from the fourth quarter is primarily related to reductions in discretionary spending.

During the first quarter the Company repurchased 88,894 shares under the stock repurchase program announced in November 2007.

On January 13, 2009, the Company officially converted its Utah Industrial Bank to a state-chartered commercial bank and became a member of the Federal Reserve System. At that time Marlin Business Services Corp. became a bank holding company. Through March 31, 2009, the Bank has funded $93.7 million of leases and loans through its initial capitalization of $12 million and its issuance of $78.1 million in FDIC insured deposits at an average borrowing rate of 4.06%. First quarter 2009 average deposit outstandings were $67.2 million at a weighted average interest rate of 3.86%.

Marlin Business Bank is currently seeking a modification to its existing FDIC order issued when it became an industrial bank. If the FDIC approves the modification request, then Marlin Business Services Corp. intends to inject additional capital into Marlin Business Bank and begin executing against the business plan approved by the FRB.

In conjunction with this release, static pool loss statistics and vintage delinquency analysis have been updated as supplemental information on the investor relations section of our website at www.marlincorp.com.

Conference Call and Webcast

We will host a conference call on Friday, May 8, 2009 at 9:00 a.m. ET to discuss our first quarter 2009 results. If you wish to participate, please call 877-856-1969 approximately 10 minutes in advance of the call time. The conference ID will be: "Marlin." The call will also be Webcast on the Investor Relations page of the Marlin Business Services Corp. website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin's website for approximately 90 days.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of equipment leasing and working capital solutions primarily to small businesses. The Company's principal operating subsidiary, Marlin Leasing Corporation, finances over 90 equipment categories in a segment of the market generally referred to as "small-ticket" leasing (i.e. leasing transactions less than $250,000). The Company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003. For more information, visit www.marlincorp.com or call toll free at (888) 479-9111.

The Marlin Business Services Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4087

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the SEC, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

                    MARLIN BUSINESS SERVICES CORP.
                           AND SUBSIDIARIES
                     Consolidated Balance Sheets
                             (Unaudited)

                                              March 31,   December 31,
                                              ---------   ------------
                                                2009          2008
                                            ------------  ------------
                                              (Dollars in thousands,
                                              except per-share data)
 ASSETS
 Cash and due from banks                    $      1,704  $      1,604
 Interest-earning deposits with banks             48,762        38,666
                                            ------------  ------------
  Total cash and cash equivalents                 50,466        40,270
 Restricted interest-earning deposits with
  banks                                           71,382        66,212
 Net investment in leases and loans              622,319       670,494
 Property and equipment, net                       2,927         2,961
 Property tax receivables                          7,493         3,120
 Other assets                                     10,437        12,759
                                            ------------  ------------
   Total assets                             $    765,024  $    795,816
                                            ============  ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Short-term borrowings                      $    116,314  $    101,923
 Long-term borrowings                            383,538       441,385
 Deposits                                         74,853        63,385
 Other liabilities:
  Fair value of cash flow hedge derivatives       11,716        11,528
  Sales and property taxes payable                10,430         6,540
  Accounts payable and accrued expenses            7,750         7,926
  Net deferred income tax liability               13,936        15,673
                                            ------------  ------------
   Total liabilities                             618,537       648,360
                                            ------------  ------------

 Commitments and contingencies

 Stockholders' equity:
 Common Stock, $0.01 par value; 75,000,000
  shares authorized; 12,615,840 and
  12,246,405 shares issued and outstanding,
  respectively                                       126           122
 Preferred Stock, $0.01 par value; 5,000,000
  shares authorized; none issued                      --            --
 Additional paid-in capital                       83,566        83,671
 Stock subscription receivable                        (5)           (5)
 Accumulated other comprehensive income              178           167
 Retained earnings                                62,622        63,501
                                            ------------  ------------
   Total stockholders' equity                    146,487       147,456
                                            ------------  ------------
    Total liabilities and stockholders'
     equity                                 $    765,024  $    795,816
                                            ============  ============

                    MARLIN BUSINESS SERVICES CORP.
                           AND SUBSIDIARIES
                Consolidated Statements of Operations
                             (Unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                ----------------------
                                                   2009        2008
                                                   ----        ----
                                                (Dollars in thousands,
                                                except per-share data)

 Interest income                                $   19,072  $   22,953
 Fee income                                          5,034       5,235
                                                ----------  ----------
  Interest and fee income                           24,106      28,188
 Interest expense                                    7,832      10,247
                                                ----------  ----------
  Net interest and fee income                       16,274      17,941
 Provision for credit losses                         8,748       7,006
                                                ----------  ----------
  Net interest and fee income after
   provision for credit losses                       7,526      10,935
                                                ----------  ----------
 Other income:
   Insurance income                                  1,543       1,562
   Loss on derivatives and hedging activities       (1,307)         --
   Other income                                        407         558
                                                ----------  ----------
    Other income                                       643       2,120
                                                ----------  ----------
 Other expense:
   Salaries and benefits                             5,885       5,870
   General and administrative                        3,399       4,303
   Financing related costs                             255         366
                                                ----------  ----------
    Other expense                                    9,539      10,539
                                                ----------  ----------
     Income (loss) before income taxes              (1,370)      2,516
 Income tax (benefit) expense                         (491)      1,157
                                                ----------  ----------
     Net income (loss)                          $     (879) $    1,359
                                                ==========  ==========

 Basic earnings (loss) per share                $    (0.08) $     0.11
 Diluted earnings (loss) per share              $    (0.08) $     0.11

 Weighted average shares used in computing
  basic earnings (loss) per share               11,677,264  12,191,991
 Weighted average shares used in computing
  diluted earnings (loss) per share             11,677,264  12,267,071

                    MARLIN BUSINESS SERVICES CORP.
                           AND SUBSIDIARIES
    Net Income on an Adjusted Basis Reconciliation to GAAP Results

                                                  Three Months Ended
                                                       March 31,
                                                ----------------------
                                                   2009        2008
                                                   ----        ----
                                                (Dollars in thousands)
                                                     (Unaudited)

 Net income (loss) as reported                  $     (879) $    1,359
                                                ----------  ----------

 Deduct:
  Loss on derivatives and hedging activities        (1,307)         --
  Tax effect                                           516          --
                                                ----------  ----------
  Loss on derivatives and hedging activities,
   net of tax                                         (791)         --
                                                ----------  ----------
 Net Income (Loss) on an Adjusted Basis         $      (88) $    1,359
                                                ==========  ==========

 Net Income on an Adjusted Basis is defined as net income excluding the loss on derivatives and hedging activities, net of tax. The
 Company believes that Net Income on an Adjusted Basis is a useful performance metric for management, investors and lenders, because it excludes the volatility resulting from derivatives activities subsequent to discontinuing hedge accounting in mid-2008.

                  SUPPLEMENTAL QUARTERLY DATA
         (Dollars in thousands, except share amounts)
                          (Unaudited)

 Quarter Ended:  3/31/2008  6/30/2008  9/30/2008 12/31/2008  3/31/2009
 --------------  ---------  ---------  --------- ----------  ---------

 New Asset
  Production:
 # of Sales Reps       108         92         91         86         58
 # of Leases         6,836      6,276      5,837      5,558      3,811
 Leased
  Equipment
  Volume           $70,550    $62,467    $59,005    $58,098    $36,280

 Approval
  Percentage            50%        49%        49%        47%        41%

 Average Monthly
  Sources            1,091      1,047        981        936        692

 Implicit Yield
  on New Leases      13.29%     13.90%     13.87%     13.76%     14.40%

 Net Interest
  and Fee
  Margin:
 Interest Income
  Yield              12.32%     11.98%     11.92%     11.88%     11.82%
 Fee Income
  Yield               2.81%      2.88%      3.14%      3.13%      3.12%
 Interest and
  Fee Income
  Yield              15.13%     14.86%     15.06%     15.01%     14.94%
 Cost of Funds        5.50%      5.13%      4.98%      4.99%      4.86%
 Net Interest
  and Fee Margin      9.63%      9.73%     10.08%     10.02%     10.08%

 Average Total
  Finance
  Receivables     $745,175   $730,267   $706,508   $680,645   $645,570
 Average Net
  Investment in
  Leases          $729,951   $713,171   $690,973   $667,232   $634,314

 End of Period
  Net Investment
  in Leases       $737,301   $715,677   $688,488   $659,042   $613,159
 End of Period
  Loans            $16,234    $15,750    $13,607    $11,452     $9,160

 Total Loan and
  Lease Sales
  Personnel            117         95         94         88         58

 Portfolio Asset
  Quality:

 Total Finance
  Receivables
 30+ Days Past
  Due
  Delinquencies       3.07%      3.13%      3.58%      3.81%      4.94%
 30+ Days Past
  Due
  Delinquencies    $26,535    $26,195    $28,734    $29,216    $34,910

 60+ Days Past
  Due
  Delinquencies       1.10%      1.16%      1.41%      1.59%      2.38%
 60+ Days Past
  Due
  Delinquencies     $9,527     $9,687    $11,320    $12,203    $16,824

 Leasing
 30+ Days Past
  Due
  Delinquencies       3.05%      3.04%      3.52%      3.72%      4.87%
 30+ Days Past
  Due
  Delinquencies    $25,831    $24,930    $27,739    $28,113    $33,895

 60+ Days Past
  Due
  Delinquencies       1.09%      1.12%      1.36%      1.53%      2.34%
 60+ Days Past
  Due
  Delinquencies     $9,230     $9,156    $10,735    $11,559    $16,281

 Loans
 30+ Days Past
  Due
  Delinquencies       4.24%      7.62%      6.87%      8.91%     10.04%
 30+ Days Past
  Due
  Delinquencies       $704     $1,265       $995     $1,103     $1,015

 60+ Days Past
  Due
  Delinquencies       1.79%      3.20%      4.04%      5.20%      5.37%
 60+ Days Past
  Due
  Delinquencies       $297       $531       $585       $644       $543

 Net Charge-offs
  - Leasing         $5,289     $5,448     $6,653     $7,862     $7,973
 % on Average
  Net Investment
  in Leases
  Annualized          2.90%      3.06%      3.85%      4.71%      5.03%

 Net Charge-offs
  - Other Finance
  Receivables         $631       $283       $483       $550       $749
 % on Average
  Other Finance
  Receivables
  Annualized         16.58%      6.62%     12.44%     16.40%     26.62%

 Allowance for
  Credit Losses    $12,074    $12,873    $14,339    $15,283    $15,309
 % of 60+
  Delinquencies     126.73%    132.89%    126.67%    125.24%     91.00%

 90+ Day
  Delinquencies
  (Non-earning
  total finance
  receivables)      $3,940     $4,704     $5,370     $6,380     $8,263

 Balance Sheet:

 Assets
 Investment in
  Leases and
  Loans           $739,393   $719,873   $693,626   $664,761   $618,988
 Initial Direct
  Costs and Fees    26,216     24,517     22,808     21,016     18,640
 Reserve for
  Credit Losses    (12,074)   (12,873)   (14,339)   (15,283)   (15,309)
 Net Investment
  in Leases and
  Loans           $753,535   $731,427   $702,095   $670,494   $622,319
 Cash and Cash
  Equivalents       32,237     44,981     25,367     40,270     50,466
 Restricted Cash    64,894     65,136     64,294     66,212     71,382
 Other Assets       22,167     14,033     12,162     18,840     20,857
 Total Assets     $872,833   $855,577   $803,918   $795,816   $765,024

 Liabilities
 Total Debt       $680,256   $618,330   $565,914   $543,308   $499,852
 Deposits               $0    $43,618    $47,172    $63,385    $74,853
 Other
  Liabilities       44,975     41,234     38,383     41,667     43,832
 Total
  Liabilities     $725,231   $703,182   $651,469   $648,360   $618,537

 Stockholders'
  Equity
 Common Stock         $122       $122       $122       $122       $126
 Paid-in
  Capital, net      83,792     83,319     83,661     83,666     83,561
 Other
  Comprehensive
  Income            (6,402)    (2,836)    (2,182)       167        178
 Retained
  Earnings          70,090     71,790     70,848     63,501     62,622
 Total
  Stockholders'
  Equity          $147,602   $152,395   $152,449   $147,456   $146,487

 Total
  Liabilities and
  Stockholders'
  Equity          $872,833   $855,577   $803,918   $795,816   $765,024

 Capital and
  Leverage:
 Tangible Equity  $147,602   $152,395   $152,449   $147,456   $146,487
 Debt to
  Tangible Equity     4.61       4.34       4.02       4.11       3.92
 Equity to
  Assets             16.91%     17.81%     18.96%     18.53%     19.15%

 Regulatory
  Capital
  Ratios:
 Tier 1 Leverage
  Capital              n/a        n/a        n/a        n/a      19.30%
 Tier 1 Risk-
  based Capital        n/a        n/a        n/a        n/a      21.60%
 Total Risk-
  based Capital        n/a        n/a        n/a        n/a      22.86%

 Expense Ratios:

 Salaries and
  Benefits
  Expense           $5,870     $6,344     $5,620     $5,082     $5,885
 Salaries and
  Benefits
  Expense
  Annualized %
  of Avg. Fin
  Recbl.              3.15%      3.47%      3.18%      2.99%      3.65%

 Total personnel
  end of quarter       354        291        286        284        230

 General and
  Administrative
  Expense           $4,303     $3,994     $3,333     $3,611     $3,399
 General and
  Administrative
  Expense
  Annualized %
  of Avg. Fin
  Recbl.              2.31%      2.19%      1.89%      2.12%      2.11%

 Efficiency Ratio    50.71%     52.25%     45.13%     45.67%     50.94%

 Net Income:
 Net Income
  (Loss)            $1,359     $1,700      ($941)   ($7,348)     ($879)

 Annualized
  Performance
  Measures:
 Return on
  Average Assets      0.60%      0.79%     -0.46%     -3.71%     -0.45%
 Return on
  Average
  Stockholders'
  Equity              3.66%      4.50%     -2.47%    -19.64%     -2.39%

 Per Share Data:

 Number of
  Shares -
  Basic         12,191,991 12,185,532 11,843,300 11,799,939 11,677,264
 Basic Earnings
  (Loss) per
  Share              $0.11      $0.14     ($0.08)    ($0.62)    ($0.08)

 Number of
  Shares -
  Diluted       12,267,071 12,239,736 11,843,300 11,799,939 11,677,264
 Diluted
  Earnings
  (Loss) per
  Share              $0.11      $0.14     ($0.08)    ($0.62)    ($0.08)

 Net investment in total finance receivables includes net investment in direct financing leases and loans.

CONTACT:  Marlin Business Services Corp.
   Lynne Wilson
   888-479-9111 Ext. 4108
   lwilson@marlinleasing.com